FOR IMMEDIATE RELEASE	Media Contacts:
ATTN: Business Editors	Chris Allen (312) 917-8331 chris.allen@nuveen.com
Mark Anson, Recognized Investment Executive, Joins Nuveen Investments
Chicago, July 26, 2007 — Nuveen Investments, Inc. (NYSE: JNC), a leading provider of diversified investment services to institutional and high-net-worth investors, today announced that it has hired Mark Anson as President & Executive Director, Investment Services. Anson, 47, will join the Company officially in early September.
“We are quite pleased to have such a respected and talented leader join our team,” said John Amboian, Chief Executive Officer of Nuveen Investments. “Mark’s record of accomplishments in the industry is exceptional. He has demonstrated strong leadership in all areas of institutional investing and is a recognized thought leader in alternative asset investing. Mark will play an important leadership role in our firm, strengthening our institutional foundation as we embark on the next phase of our growth and development. Having known Mark for several years, I’m extremely confident that he will be a major asset of our Company in many ways, including being a helpful resource to our professional people and our customers.”
Anson joins Nuveen Investments from London-based Hermes Pensions Management Ltd. and British Telecomm Pension Scheme, with total assets under management of approximately $140 billion, where he has served as Chief Executive and Chief Investment Officer. In these roles he guided the development and introduction of several new investment offerings. Anson has experience across all major asset classes, including domestic and international equities, fixed income and credit strategies, alternative investments and structured products. Previously he was the chief investment officer at the California Public Employees’ Retirement System (CalPERS) where he had responsibility for all investment strategies, business development, risk management, trading technology, staffing and operations. While at CalPERS, he oversaw an increase in fund value from $127 billion to $210 billion of assets and successfully implemented the concept of alpha and beta separation.
Commenting on his decision to join Nuveen Investments, Anson said, “Nuveen Investments is a storied franchise that has differentiated itself through a distinctive multi-boutique operating model with outstanding, specialized and branded investment teams. I’m excited about the opportunity to support each of our teams in achieving their goals. In addition, I believe that we can build and develop a number of new capabilities that fill gaps in our business and meet the emerging needs of investors around the world. I’m looking forward to joining the team and helping contribute to our pursuit of being a world-class investment services firm.”

Anson received a Ph.D. and Masters in Finance from Columbia University and a J.D. from Northwestern University, all with honors. He has earned the Chartered Financial Analyst, Chartered Alternative Investment Analyst, Certified Public Accountant, Certified Management Accountant and Certified Internal Auditor professional degrees. Anson is also a member of the New York and Illinois State Bar Associations and he has received the NASD security licenses Series 3, 4, 7, 8, 24 and 63. He is the retiring Chairman of the Board of the International Corporate Governance Network, the international organization representing $10 trillion of invested assets, as well as a member of the Board of Governors of the CFA Institute. Other professional boards upon which he serves include the Advisory and Executive Committees for the New York Stock Exchange and EuroNext, MSCI-Barra International Indexes, The Dow Jones-AIG Commodity Index and the International Association of Financial Engineers. Further, he sits on editorial boards for The Journal of Portfolio Management, The Journal of Alternative Investments, The Journal of Private Equity, The Journal of Investment Consulting and The Journal of Derivatives Accounting.
Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutions and high-net-worth investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets its growing range of specialized investment solutions under the high-quality brands of NWQ, Nuveen, Santa Barbara, Tradewinds, Rittenhouse and Symphony. The Company also recently acquired HydePark Investment Strategies, an enhanced-index equity manager. In total, Nuveen Investments manages $166 billion in assets as of March 31, 2007. On June 20th Nuveen Investments announced that it agreed to be acquired by a private equity group that is majority-led by Madison Dearborn Partners in a transaction expected to close by the end of this year. Nuveen Investments is listed on the New York Stock Exchange and trades under the symbol “JNC.”
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